Exhibit 10.2

COOPEARTION AGREEMENT

Entered into on July 22, 2012 ("Effective Date")

By and Between

Global Energy Inc,

 (hereinafter "Global ")

And

Rafael Advanced Defense Systems Ltd.

P.O.B 2250, Haifa 31021, Israel

(hereinafter "Rafael")

Hereinafter Rafael and Global shall be individually referred to as "Party" and collectively referred to as "Parties")

PREAMBLE

Whereas Global has license to certain KDV technology; and

Whereas Rafael is one of the leading Israeli defense systems' house, known for its cutting edge technologies, products and solutions and is interested in assigning its technical experience to assist in the development of a KDV system; and

Whereas Rafael and Global are both interested in exploring the potential in the KDV technology, are looking to  cooperate in locating potential markets, and establish long term relationship to bring the technology to its utmost potential; and

Whereas Rafael and Covanta Energy Corporation signed an agreement to set up a joint research and collaboration in the field of KDV 150 partially funded by the U.S.-Israel BIRD Foundation (the "Bird Project").

Whereas the Parties decided that upon successful development of the KDV 150 technology they wish to market, produce, operate and maintain the KDV technology together by entering into a long term cooperation relationship via the formation of a joint venture company, based on terms and conditions as detailed hereinafter.

NOW THEREFORE, based upon the foregoing premises, the understanding between the Parties agree is as follows:

1.	DEFINITIONS

(a)           KDV Technology shall mean catalytic conversion technology of hydrocarbon into fuel developed by Dr. Koch and Alphakat, a renewable diesel technology developed by Dr. Christian Koch (as well as any related technology licensed to Dr. Christian Koch or to AlphaKat) to convert municipal solid waste, organic materials, sludge and other hydrocarbon materials to diesel oil, including all Improvements to such technology made or acquired from time to time, including Intellectual Property, Systems, the formulation of catalysts used in Systems and all related materials and information (hereinafter: "KDV  Technology")

(b)           KDV 150 System shall mean:  means a System capable of producing a minimum of 150 liters of diesel oil per hour.  hereinafter: "KDV 150 System")

(c)            KDV 500 (and above) System shall mean means a System capable of producing a minimum of 500 liters of diesel oil per hour. (hereinafter: "KDV (+)500 System").

(d)           “Intellectual Property” (IP) as defined herein pertains specifically and exclusively to the KDV technology and shall include all the following:  (i) technical information (i.e. production files, specifications, drawings and designs); (ii) discoveries, improvements, inventions (whether or not patentable); (iii)  patents, patent applications, patent disclosures, and any other patentable subject matter; (iv) copyrights, applications to register copyrights, works of authorship and any other copyrightable works; (v) computer software (including source code, executable code, databases, data and related documentation); (vi) trade secrets and know-how; and (vii) all improvements or modifications to any of the foregoing.

2.	JOINT VENTURE COMPANY (JVCO)

(a)           The Parties agree that upon Rafael's decision to commercialize the KDV 150 System, the Parties shall form a Joint Venture Company ("JVCO") with equal partnership, as more fully detailed herein subject to obtaining all relevant regulatory approvals from the Government of Israel and the Boards of the Parties.

(b)           The Parties shall cooperate closely and in atmosphere of trust and shall bring their relevant knowledge and experience and shall use commercially reasonable efforts to promote the activities of the JVCO in the JVCO’s area of expertise, including without limitation, by enabling the JVCO to benefit from the Parties' connections and business relations.

3.	JVCO 's SCOPE OF ACTIVITY

3.1	KDV 150 System

(a)           JVCO's scope of activity shall include all activities with regard to the KDV 150 System. Both Parties shall grant the JVCO exclusive rights and license to use their entire data, know how, proprietary information, intellectual property rights and assign commercial contracts (including license agreements) (if any) and any other rights resulting from past activities based on KDV150 System.

(b)           JVCO shall serve as the Parties' mutually exclusive vehicle for carrying out production, integration, marketing, sale, built own operate (BOO), after sales support and any additional activity as required with regard to the  KDV 150 System.

(c)           Neither Party shall negotiate, discuss, execute, perform or carry out any activities with respect to KDV 150 System either directly or indirectly, other than through JVCO (except from the agreement Global has with Covanta dated Feb' 7 2008 and the amendments to that agreement.

3.2	KDV 500 and above [KDV (+)500]

(a)           JVCO's scope of activity shall include activities with regard to the KDV (+)500 System in the following Territories: India, Thailand, Laos, Vietnam, Cambodia, Poland, Sweden, Netherlands, South Africa, Kenya, Argentina, Chile and Peru (hereinafter the "Territories").

(b)           Global shall grant the JVCO exclusive right, in the Territories,  and license to use their entire data, know how, proprietary information, intellectual property rights and assign commercial contracts (including license agreements) (if any) and any other rights resulting from past activities based on KDV (+)500 System.

(c)           JVCO shall serve as the Parties' mutually exclusive vehicle for carrying out production, integration, marketing, sale, BOO, after sales support and any additional activity as required with regard to KDV (+)500  System in the Territories.

(d)           Global will be allowed to carry out, produce and sale KDV (+)500  System (i) outside the Territories (ii) within the Territories in case the JVCO decides not to engage with any activity related to  KDV (+)500  System.

4.	OWNERSHIP STRUCTURE

The Parties' respective equity share holdings in the JVCO will be equal, i.e. 50%-50%.

5.	PATRIES' FINANCIAL CONTRIBUTIONS

5.1	BIRD PROJECT STAGE

(a)           Global shall make its initial contribution on an amount of 300,000$ for the Bird Project. List of parts/equipments/activities/ inputs attached hereto as Annex A in the amount of 300,000 $US will be considered as Global's initial contribution.

In case part or the entire list of parts/equipments/activities/ inputs will not be utilized/ executed, for any reason, the remaining amount will be paid to Rafael within eighteen (18) months from the commencement of the Bird Project.

(b)           Rafael shall make its initial contribution on an amount of 1.8M$ for the Bird Project.

(c)           Any significant further or future funding that may be needed in order to proceed with the research on the KDV 150 System will be negotiate and agreed upon by both Parties.

5.2	JVCO

(a)           The financial needs of the JVCO shall be borne by the Parties in accordance with the approved Business Plan and pro rata to their share holdings in the JVCO either by way of direct investment or by providing a loan (carrying an agreed interest) to the JVCO.

(b)           If only one shareholder is keen to contribute then it would lead to a dilution of the other shareholder.

(c)           Dividends will be distributed between the Parties pro rata to their share holdings and subject to the JVCO's Board resolutions.

6.	RAFAEL'S RESPONSIBILITY

(a)           Rafael shall grant unconditional access to any information related to the  JVCO’s scope of activity as defined in clause 3, including developed IP or generated during the Bird Project.

(b)           As per the requirement of the JVCO for any additional technological support, product capabilities and maintenance services, then the same would be provided by Rafael to the JVCO, and JVCO shall pay Rafael an amount which shall be agreed between Rafael and JVCO.

7.	GLOBAL'S RESPONSIBILITY

(a)           Global shall grant unconditional access to any information related to the JVCO’s scope of activity as defined in clause 3, including existing intellectual property, developed IP or generated.

(b)          Global shall also provide business development services for KDV (+)500  System. For these services Global will receive 3.5% of the JVCO's revenues (net of local taxes) generated from sales of fuel, fuel subsidy and subsidy for riddance of waste.

(c)           Global shall cause that neither the JVCO, Rafael (or its affiliates) nor purchasers (and their purchasers) shall be required to pay royalties to Global, or any other person or company in connection with the exercise by the JVCO of any of license rights in the KDV technology (including production, integration, marketing, sale, built own operate, after sales support and any additional activity as required) excluding the payments under License and Manufacturing Agreement dated February 6, 2012 (signed between AlphaKat GmbH and Rafael).

(d)          In case the Parties deicide to engage third party as a partner in the JVCO, Global will act to modify the contract signed with AlphaKat dated March 11, 2010 to reflect an option of reducing the 50% control in its affiliates.

8.	CONFIDENTIALITY

8.1          No announcement or disclosure will be made by any Party regarding this agreement, unless such Party has obtained the prior written consent of the other Party hereto, except that either Party may make such announcement or disclosure if and to the extent required by laws of the respective countries or the rules of any relevant stock exchange(s), with a prior written information to the other Party. The Parties further procure that terms contained herein will remain strictly confidential and will not be disclosed with any other person or party.

8.2          Concurrently with this agreement, the Parties execute the Non Disclosure Agreement in the form of Annex A.

9.	INTELLECTUAL PROPERTY

9.1          Neither Party shall acquire, directly or by implication, any rights in any Intellectual Property Rights of the other Party owned, controlled, acquired, developed, authored, conceived or reduced to practice prior to the date of this agreement or acquired in parallel to it.

9.2          Each party will grant JVCO exclusive rights and license to use any  IP which are in knowledge, possession, generated and developed by  it with respect to the KDV technology, free of charge.

9.3          IP independently and solely generated and developed by the JVCO (the “IP”) shall be owned exclusively by the JVCO.

9.4          Each Party shall take such safeguards and measures as are necessary to ensure that the rights of the JVCO with regard to the IP are protected and cause any person or entity which provides services to the JVCO or otherwise permitted access to the IP to sign an irrevocable undertaking to immediately assign to the JVCO, upon the JVCO’s first request, any and all rights, titles and interests in and to the IP.

9.5           Rafael will have an exclusive right to use the KDV technology for military uses, for applications relating to defense articles. In such case, JVCO will have a right of first refusal for production of the KDV 150 system and KDV 500 system

10.	TERM AND TERMINATION

10.1         This agreement shall enter into force on the Effective Date and shall be valid until the earlier of: (a) a period of 5 (five) years  as of the Effective Date; or (b) the execution of the shareholders agreement for the formation of the JVCO based on this agreement, unless agreed otherwise in writing between the Parties (the "Term").

10.2         Notwithstanding the foregoing, this agreement shall be terminated during the Term, as applicable, upon the first to occur of any of the following events:

(a)            Mutual written agreement of the Parties.

(b)           Termination by the other Party, in the event a Party ceases to conduct its operations in the normal course of business, or if a receiver for said Party is appointed or applied for, or shall commence liquidation for reason of insolvency or shall make assignment for the benefit of creditors and such proceedings are not ceased within 30 (thirty) days of their commencement.

(c)           Termination by the non-breaching Party, in the event that one Party hereto shall be in breach of any material obligation hereunder and shall, after having received written notice from the other Party, fails within 60 (sixty) days of receipt of such notice to remedy such breach.

(d)           The inability to implement the purpose of this agreement as a result of the failure of either Party, despite good faith and diligent efforts, to secure the requisite governmental and Board's approvals.

10.3         The articles of this agreement covering Section 8 (CONFIDENTAILITY), Section 9 (INTELLECTUAL PROPERTY), Section 14.4 (DISPUTE RESOLUTION AND GOVERNING LAW), Section 12 (LIMITATION OF LIABILITY), and Section 14.3 (ANTICORRUPTION), shall remain in full force and effect after expiration, termination and/ or cancellation.

10.4         Notwithstanding the forgoing, any outstanding contractual undertakings between the Parties with regard to the customer and/or any existing subcontract shall survive termination or expiration of this agreement.

11.	EFFECT OF TERMINATION OR CANCELLATION

11.1         In case Rafael will be prohibited from or unwilling to operate in the KDV technology, Global will buy Rafael's part on an amount equal to 150% of Rafael's investment. In case Rafael's probation will be based upon governmental approvals to establish JVCO, the Parties will agree on reasonable way of action in which will enable Rafael to engage in the KDV technology.

11.2         In case termination occur due to a default by Global under section 10.2 (c) or the occurrence of a termination event by Global under section 10.2 (b), Global shall liaise with AlphaKat to grant Rafael rights to operate in the Territories.

12.	LIMITATION OF LIABILITY

EXCEPT WITH REGARD TO CONFIDENTIAL INFORMATION AND/OR INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES ARISING FROM ANY PROVISION OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF USE, INCOME OR PROFITS, OR ANTICIPATED PROFITS OR LOST BUSINESS OR THE COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES AND BOTH PARTIES HEREBY WAIVE ANY CLAIM WITH REGARD TO SUCH INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE AND EXEMPLARY DAMAGES.

13.	REPRESENTATAIONS AND WARRANTIES

Without derogating from the undertakings of the Parties contained elsewhere in this Agreement, each Party hereby represents, warrants and undertakes with respect to itself, as follows:

13.1         It has all requisite corporate power and legal capacity to enter into and perform its obligations under this Agreement;

13.2         This agreement constitutes a valid and legally binding obligation on its part, enforceable in accordance with its and their terms. The execution and delivery by it of this agreement, and the consummation by it of the transactions contemplated hereby and thereby in accordance with the terms of this agreement, do not and shall not contravene or conflict with (or constitute a violation of or breach of or default under or give to others any rights, including rights of termination, cancellation or acceleration): (i) any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to it; or (ii) any agreement, contract, lease or commitment to which it is a party or by which it is bound;

13.3         It possesses or will acquire all consents, licenses and approvals necessary for it to enter and perform its obligations under this agreement and any other agreement or instrument to be entered into pursuant to this agreement;

13.4         Its representations contained herein contain no untrue or misleading statement of a material fact and do not omit to state a material fact required to be stated herein or necessary to make the statements herein not misleading, in light of the circumstances under which they were made and the nature of the transaction anticipated by this Agreement;

13.5         That it will have the means and ability to fully, timely and properly comply with all its obligations under this Agreement.

14.	MISCELLANEOUS

14.1         Each Party will bear its respective expenses for negotiation and consummating the transactions contemplated under this agreement.

14.2         The Parties agree that this agreement can not be assigned to third parties without written consent of the other Party. The Parties agree that this agreement may be assigned to any other company within either Party's group, which has agreed in writing to be bound by the terms and conditions of this agreement, which shall not prejudice the obligations of the Parties hereto.

14.3         Both Parties declare and agree that in connection with activities under this agreement it has not performed or will not perform any act which would constitute a violation of the Israeli Penal Law-1977, and/or any other applicable anticorruption laws and/or regulations (the "Relevant Anticorruption Laws") or which would cause either Party hereto to be in violation of the Relevant Anticorruption Laws.

14.4         This agreement shall be governed by and construed in accordance with the substantial laws of Israel.  Any dispute arising out of or in connection with this agreement, including a dispute as to the validity or existence of this agreement, unless settled amicably, shall be resolved by arbitration in Israel. The arbitrator shall set forth his opinion in writing with reasons for the decision. The arbitrator's award may include compensatory damages against either Party, but under no circumstances will the arbitrator be authorized to nor shall he award punitive, exemplary or multiple damages against either Party. The arbitration award shall be final and binding and shall not be subject to appeal to any court in any jurisdiction. The prevailing party may enter such decision in any court having competent jurisdiction. The arbitration proceedings shall be kept in confidentiality from any entity/person not taking part in them.

14.5         This agreement shall not be modified except in writing signed by by the parties hereto.

14.6         This agreement represents the complete and entire agreement between the parties hereto with respect to the matters set forth herein, and supersedes all prior understandings, whether written or oral.

14.7         The understanding documented in the agreement will form the basis for the shareholders agreement to be executed between the Parties subject to finalization of additional terms.

IN WITNESS WHEREOF the authorized representative of the Parties have hereunder set their signatures the day and year written below-

/s/ David Vaish	/s/ Asi Shalgi

Rafael	Global Energy

By: /s/ David Vaish	By: /s/ Asi Shalgi
Name: David Vaish	Name: Asi Shalgi
Title: Executive Vice President (CFO)	Title: President and CEO

By: /s/ Oron Oriol
Name: Oron Oriol
Title: Executive Vice President Business Development and Marketing

By: /s/ Yedida Yaari
Name: Yedida Yaari
Title: President and CEO

(Unofficial translation into English)

Appendix A

The detail of services and equipment that will be provided by Global up to the sum of $300,000 according to section 5.1(a).

The following table, summary of purchase and services for the project the equipment or services will be subject to the development of the project and according to the needs.

Purchase	Supplier	Sum ($000)	Time Schedule.
Design planning commission and overseas travel	Yaron Aviezer	80	The expenses will for two years evenly spread.
Infrastructures for the pilot including building, permits, electricity, water, sewage	Yaron Aviezer	50	Nahalal, will be in 2012
KDV reactor	Alphakat	200	From Christian in 2013 in exchange of debt, 1/3 of the sum as advance payment in 2012.
Possible purchase from Alphakat
Preprocessing system	Alphakat	70	2013
Distillation system and motors	Alphakat	70	2013
Ash treatment system	Alphakat	80	2012
Total potential purchase by Global		550